EXHIBIT 23.1





                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sabratek Corporation:


We consent to incorporation by reference in the registration statement on Form S-3 of Sabratek Corporation of our report dated March 4, 1997, relating to the balance sheets of Sabratek Corporation as of December 31, 1996 and 1995 and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Company's Annual Report for the period ended December 31, 1996, as filed with the Securities and Exchange Commission on March 31, 1997.



                              KPMG Peat Marwick LLP


                            /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
July 17, 1997